Exhibit 99.2

Digital Turbine Reports Fourth Quarter and

Fiscal Full Year 2015 Financial Results

Q4 Revenue of $10.2 Million; $10.8 Million in Constant Q3 Currency

Appia Integration Drives 46% Q4 Sequential Revenue Growth

Continued Strengthening in Content Businesses Drives Revenue 27% Sequentially in Q4

Full Year 2015 Revenue of $28.3 Million

Enhanced Capacity under Revolving Credit Facility with Silicon Valley Bank

Updating Q1 Outlook to Upper End of $17-19 Million Range

Austin, TX – June 11, 2015 – Digital Turbine, Inc. (Nasdaq: APPS), the Company empowering operators and Original Equipment Manufacturers (“OEMs”) around the globe with end-to-end mobile solutions, announced financial results for the fiscal full year and three months ended March 31, 2015.

Recent Highlights:

•	46% sequential increase in Q4 revenue driven by integration of Appia and 27% growth in Content revenue; Q4 growth in constant currency was 55%

•	69% year-over-year increase in Q4 revenue driven by inclusion of Appia

•	Added new advertiser relationships at Digital Turbine such as: Twitter, Lyft, Trivago, StubHub, Nook, among others

•	Expanded distribution relationships across carriers, OEMs and multiple new devices globally, including the launch of DT IgniteTM on the Samsung Galaxy S6 and S6 Edge, HTC One M9, LG G4:

o	Verizon Wireless now offering DT Ignite across expanded Android lineup

o	Deutsche Telekom launched DT Ignite in multiple European countries

o	Vodafone launched DT Ignite across multiple Android devices in Australia

o	US Cellular, SingTel, Globe Philippines, Cellcom Israel, and MSAI India continue to expand DT Ignite device line-up

•	Expanded T-Mobile rollout of DT IQTM to additional AndroidTM devices over the next 90-120 days

•	Announced new global OEM relationships with HTC, Acer, ASUS and TouchMate

•	Expanded Content relationships in Singapore, Philippines, and Indonesia

•	Closed acquisition of Appia, adding scale for accelerating revenue growth and elevating Digital Turbine’s competitive positioning across Android and iOS. Integration ahead of schedule with revenue and cost synergies being realized. Opened office in Beijing to continue to grow opportunity with Chinese publishers

•	Amended loan agreement with Silicon Valley Bank to enhance capacity under revolving credit facility to $5 million from $3.5 million to fund growth through additional working capital

•	Cash, cash equivalents and restricted cash balance at $7.3 million as of March 31, 2015

•	Updating Q1 outlook to upper end of $17-19 million range

Fourth Quarter 2015 Financial Results

Revenue for the fiscal 2015 fourth quarter, which includes 26 days of Appia’s results, increased 46% to $10.2 million, compared with $7.0 million for the fiscal 2015 third quarter.  The impact of foreign exchange was $0.6 million resulting in revenue growth of 55% to $10.8 million on a constant third quarter currency basis.

“Our fourth quarter revenue performance achieved our outlook range for the fiscal year, driven by the continued contribution of devices launched in the third quarter, the contribution of Appia’s core revenue, and further strengthening of our Content business,” said Bill Stone, CEO. “Our Content business performed well after bottoming in September as we continued to add new DT PayTM and DT MarketplaceTM customers. The persistence of this turnaround, plus the meaningful contribution from Appia Core and associated integration synergies, reinforces our confidence in the stability and predictability of the floor that this, on a historical pro forma combined basis, approximately $55 million revenue stream creates. In addition, our DT Ignite and DT IQ businesses performed solely from the continued contribution of Q3 fiscal 2015 devices, notably the Samsung Galaxy Note 4, particularly when compared to a robust holiday season in the prior quarter.”

Mr. Stone continued, “The acquisition of Appia and its 150+ global advertising partners are fundamental to our growth strategy, as advertisers generate revenue for us and our distribution partners each time we deliver a successful application installation. These relationships, paired with our expanding channel of OEMs, carriers and devices, reinforce the growing power of our revenue ramp and our capture of an immediate, growing and large market opportunity. Subsequent to the close of the quarter we announced new OEM relationships with market leaders HTC, Acer, ASUS and TouchMate, that collectively ship tens of millions devices a year. We also expanded our deployment of DT IQ through T-Mobile with a roadmap for 10 new devices coming to market over the next 90-120 days. Concurrently, we added Twitter, Lyft, Trivago, StubHub, and Nook, among others, to our base of advertisers. Our expanding scale in product and distribution footprint, coupled with our increasing ability to efficiently target and leverage data analytics, will yield additional advertisers as well as more frequent and increased spend from existing advertisers.”

Non-GAAP adjusted gross profit and non-GAAP adjusted gross margin, which excludes the amortization of intangibles, were $1.8 million and approximately 18%, respectively, for the fiscal 2015 fourth quarter, compared with $2.4 million and approximately 34%, respectively, for the third quarter of fiscal 2015. This sequential comparison was primarily driven by revenue mix, in particular a higher percentage of DT Pay revenue within Content, by the inclusion of Appia Core revenues, which are lower than our DT Media margins, and by a lower percentage of DT Media revenue, including a lower contribution from amounts earned from carriers relating to sharing of costs of software customization and integration prior to device launch, relative to the prior period.

GAAP Gross profit was $0.9 million for the fourth quarter of fiscal 2015, versus $2.0 million for the fiscal 2015 third quarter. Driving this sequential comparison were, as noted above, a higher percentage of DT Pay revenue within Content, a lower percentage of non-Appia Core Advertising revenue, the inclusion of Appia’s relatively lower margin revenue and incremental amortization of approximately $0.5 million associated with the inclusion of acquired intangibles.

Total operating expenses for the fiscal 2015 fourth quarter were $10.0 million compared with $7.4 million for the fiscal 2015 third quarter. The variance in operating expense resulted from the inclusion of 26 days of Appia, continued investment in costs to support the Company’s product launches with new carrier partners and an increase in non-cash items, offset by a reduction costs associated with acquisitions. Total operating expenses included $3.0 million and $1.3 million of non-cash items, comprised of depreciation and stock based compensation for the fiscal 2015 fourth quarter and fiscal 2015 third quarter, respectively.

Net loss from continuing operations for the fiscal 2015 fourth quarter was $9.4 million, or ($0.22) per share, based on 43.2 million weighted average shares outstanding. During the fourth quarter, Digital Turbine issued to Appia shareholders 18.9 million shares of common stock, or approximately 33% of the combined Company. Net loss from continuing operations for the fiscal 2015 third quarter was $5.5 million, or ($0.15) per share, based on 37.8 million weighted average shares outstanding.

Non-GAAP adjusted EBITDA loss for the fourth quarter of fiscal 2015 was $4.6 million, compared to $2.4 million for the third quarter of fiscal 2015. Please see Use of Non-GAAP measures at the end of this press release for the definition of adjusted EBITDA. The Company re-evaluated its definition of adjusted EBITDA at the end of the fiscal year ended March 31, 2015 and redefined this non-GAAP measure to not exclude bonuses.

Amendment of Silicon Valley Bank Credit Agreement

On June 11, the Company entered into an amended and restated loan agreement with Silicon Valley Bank to increase the availability under its revolving credit facility from $3.5 million to $5 million and to extend the maturity from June 30, 2015 to June 30, 2016. The incremental borrowing capacity under the amended facility can be used to fund working capital and fuel the company’s growth.

Cash, cash equivalents and restricted cash totaled $7.3 million as of March 31, 2015, compared with $11.6 million as of December 31, 2014. During the fiscal 2015 fourth quarter, the Company closed its acquisition of Appia, the leading independent mobile user acquisition network. As a result, debt at quarter-end, net of discount, was $10.7 million, comprised of a $0.6 million term loan, $3.0 million outstanding under the revolving credit facility, and $7.1 million of subordinated debt outstanding.

Fiscal 2015 Financial Results

Revenue1 for fiscal 2015 increased 16% to $28.3 million, compared with $24.4 million in the prior year. The increase in year over year revenue was driven by deployments of DT Ignite and DT IQ with new carrier partners in the United States and 26 days of Appia’s results, offset by a moderate decline in the Content business.

Non-GAAP adjusted gross profit and non-GAAP adjusted gross margin, which excludes the amortization of intangibles, were $8.1 million and approximately 29%, respectively, for fiscal 2015, compared with $9.6 million and approximately 39%, respectively, for fiscal 2014. The reduction of gross profit and gross margin was primarily driven by revenue mix, in particular a higher percentage of DT Pay revenue within Content and by the inclusion of Appia Core relatively lower margin revenues.

Gross profit as reported was $6.1 million for fiscal 2015, versus $7.9 million for fiscal 2014. Driving this comparison were, as noted above, a higher percentage of DT Pay revenue within Content, the inclusion of Appia’s lower margin revenue and incremental amortization associated with the inclusion of acquired intangibles.

Total operating expenses for fiscal 2015 equaled $29.9 million, compared with $23.4 million one year ago.  The increase in costs resulted from the inclusion of 26 days of Appia, investment in new offices in Germany and Singapore, transaction costs related to the acquisitions of XYO and Appia, as well as an increase in stock-based compensation.  Total operating expenses for fiscal 2015 included $6.4 million in non-cash items comprised of depreciation and stock based compensation. Total operating expenses for fiscal 2014 included $5.7 million in non-cash items comprised of depreciation and stock based compensation.

Net loss from continuing operations for fiscal 2015 was $24.6 million, or ($0.63) per share, based on 38.9 million weighted average common shares outstanding.  Net loss from continuing operations for fiscal 2014 was $17.2 million, or ($0.63) per share, based on 27.5 million weighted average common shares outstanding.

1   Digital Turbine’s divestiture of Twistbox Entertainment in the fiscal 2014 fourth quarter is reflected as discontinued operations. All periods presented have been revised to reflect this presentation. Unless otherwise noted, all discussions in this press release relate to continuing operations.

Non-GAAP adjusted EBITDA loss for fiscal 2015 was $13.4 million, versus $7.9 million for the fiscal 2014.  A table reconciling non-GAAP adjusted EBITDA loss to net loss can be found in the tables at the end of this press release.

Financial Outlook

For full-year fiscal 2016, Digital Turbine reaffirmed its previous outlook, and expects revenue to be in the range of $110-130 million. The Company expects positive full year non-GAAP adjusted EBITDA and full year non-GAAP adjusted gross margin in the mid-30% range. For the fiscal first quarter, the Company is updating its outlook to the upper end of the $17 to $19 million range.

Mr. Stone concluded, “With less than three weeks left in the first quarter, 2016 is off to a strong start. Our advertising ramp is building, with the pace of new device launches rolling out as anticipated to date, and a clear roadmap now in place for the next 120 days. The growth in marketing and app-install advertising spend on mobile remains explosive, backed by strong secular tail winds and reaffirmed by recent strategic industry consolidation. It is no longer a question of whether it will develop – the question is clearly when, and when is now. With a single, large-scale ecosystem and unique delivery tools and targeting capability, Digital Turbine is excellently positioned to succeed. Our focus for fiscal 2016 is on pulling our growth levers to expand our product and distribution footprint and optimize our revenue per device. Thus far, we are executing.”

About Digital Turbine, Inc.

Digital Turbine works at the convergence of media and mobile communications, delivering end-to-end products and solutions for mobile operators, app advertisers, device OEMs and other third parties to enable them to effectively monetize mobile content and acquire higher value user acquisition. The company’s products include DT Ignite™, a mobile device management solution with targeted app distribution capabilities, DT IQ™, a customized user experience and app discovery tool, DT Marketplace™, an application and content store, and DT Pay™, a content management and mobile payment solution, DT Media, an advertiser solution for unique and exclusive carrier inventory, and Appia, a leading worldwide mobile user acquisition network. Digital Turbine has delivered more than 100 million app installs for hundreds of advertisers. In addition, more than 31 million customers use Digital Turbine’s solutions each month across more than 20 global operators. Headquartered in Austin, Texas with global offices in Durham, Berlin, Singapore, Sydney and Tel Aviv. For additional information visit www.digitalturbine.com or connect with Digital Turbine on Twitter at @DigitalTurbine.

Conference Call

Management will host a conference call, today at 9:00 a.m. ET to discuss its fiscal fourth quarter and full year 2015 financial results. To participate, interested parties should dial 866-652-5200 in the United States or 412-317-6060 from international locations, conference ID 100066016. A webcast of the conference call will be available at ir.digitalturbine.com.

A playback of the call will be available until June 16, 2015 by dialing 877-344-7529 within the United States or 412-317-0088 from international locations, passcode 10066016.

Use of Non-GAAP Financial Measures

To supplement the company’s condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Digital Turbine uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP adjusted gross profit and gross margin and non-GAAP adjusted EBITDA. Reconciliations to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The company believes the non-GAAP measures that exclude such items when viewed in conjunction with GAAP results and the accompanying reconciliations enhance the comparability of results against prior periods and allow for greater transparency of financial results. The company believes non-GAAP measures facilitate management’s internal comparison of its financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP adjusted gross profit and gross margin are defined as GAAP gross profit and gross margin adjusted to exclude the effect of intangible amortization expense. Readers are cautioned that non-GAAP adjusted gross profit and gross margin should not be construed as an alternative to gross margin determined in accordance with U.S. GAAP as an indicator of profitability or performance, which is the most comparable measure under GAAP.

Non-GAAP adjusted EBITDA is calculated as GAAP net loss excluding the following cash and non-cash expenses: interest expense, foreign transaction gains (losses), debt financing and non-cash related expenses, debt discount and non-cash debt settlement expense, gain or loss on extinguishment of debt, income taxes, asset impairment charges, depreciation and amortization, stock-based compensation expense, change in fair value of derivatives, and fees and expenses related to acquisitions. Because adjusted EBITDA is a non-GAAP measure that does not have a standardized meaning, it may not be comparable to similar measures presented by other companies. Readers are cautioned that non-GAAP adjusted EBITDA should not be construed as an alternative to net income (loss) determined in accordance with U.S. GAAP as an indicator of performance, which is the most comparable measure under GAAP.

Non-GAAP adjusted gross profit and gross margin and adjusted EBITDA are used by management as internal measures of profitability and performance. They have been included because the company believes that the measures are used by certain investors to assess the company’s financial performance before non-cash charges and certain costs that the company does not believe are reflective of its underlying business.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements in this news release that are not statements of historical fact and that concern future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events, including guidance on revenue, Non-GAAP adjusted EBITDA and Non-GAAP gross margin for the 2016 fiscal year and guidance on revenue for the first quarter of fiscal 2016, projected advertising ramp and advertising spend, projected launches and installation levels of our products, anticipated new or expanded relationships with carriers and advertisers, realization of synergies, optimizing revenues per device and expansion of distribution footprint are forward-looking statements that speak only as of the date made and which involve known and unknown risks, uncertainties and other factors which may, should one or more of these risks uncertainties or other factors materialize, cause actual results to differ materially from those expressed or implied by such statements. These factors include the occurrence of any event, change or other circumstances that could give rise to risks related to disruption of management’s attention from the ongoing business operations due to the Appia merger integration effort; the ability to expand the combined company’s global reach, accelerate growth and create a scalable, low-capex business model that drives EBITDA; failure to realize anticipated operational efficiencies, revenue (including projected revenue) and cost synergies and resulting revenue growth, EBITDA and free cash flow conversion from the Appia merger; inability to refinance the assumed Appia debt on favorable terms; unforeseen difficulties preventing rapid integration of Appia’s app-install infrastructure into Digital Turbine’s existing platform; the potential for unforeseen or underestimated cash requirements necessary to enable transaction synergies to be realized; the inherent and deal specific challenges in converting discussions with carriers into actual contractual relationships; product acceptance of a new product such as DT Ignite or DT IQ in a competitive marketplace; device sell through for any specific device or series of devices; the potential for unforeseen or underestimated cash requirements or liabilities; the impact of currency exchange rate fluctuations on our reported GAAP financial statements; the company’s ability as a smaller company to manage international operations; its ability given the company’s limited resources to identify and consummate acquisitions; varying and often unpredictable levels of orders; the challenges inherent in technology development necessary to maintain the company’s competitive advantage such as adherence to release schedules and the costs and time required for finalization and gaining market acceptance of new products; changes in economic conditions and market demand; rapid and complex changes occurring in the mobile marketplace; pricing and other activities by competitors; pricing risks associated with potential commoditization of the Appia Core as competition increases and new technologies add pricing pressure; technology management risk as the company needs to adapt to complex specifications of different carriers and the management of a complex technology platform given the company’s relatively limited resources; and other risks including those described from time to time in Digital Turbine’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications. You should not place undue reliance on these forward-looking statements. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, contact:

Carolyn Capaccio/Sanjay M. Hurry

LHA

(212) 838-3777

digitalturbine@lhai.com

SOURCE Digital Turbine, Inc.

(Financial Tables Follow)

DIGITAL TURBINE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014
Net revenues	$10,229	$6,053	$28,252	$24,404
Cost of revenues
License fees and revenue share	8,389	3,735	20,110	14,789
Other direct cost of revenues	908	455	2,010	1,769
Total cost of revenues	9,297	4,190	22,120	16,558
Gross profit	932	1,863	6,132	7,846
Operating expenses
Product development	2,073	1,835	7,905	7,869
Sales and marketing	944	533	2,933	1,915
General and administrative	6,937	3,229	19,031	13,432
Impairment of intangible assets	-	154	-	154
Total operating expenses	9,954	5,751	29,869	23,370
Loss from operations	(9,023)	(3,888)	(23,737)	(15,524)
Interest and other income / (expense)
Interest income / (expense)	(112)	230	(234)	(1,407)
Foreign exchange transaction gain	-	(28)	32	33
Change in fair value of warrant derivative liabilities loss	-	-	-	(811)
Loss on extinguishment of debt	-	-	-	(442)
Gain / (loss) on settlement of debt	-	15	(9)	74
Gain/ (loss) on disposal of fixed assets	-	(1)	2	-
Gain on change on valuation of long term contingent liability	-	-	-	603
Other expense	59	-	46	-
Total interest and other income / (expense)	(53)	216	(163)	(1,950)
Loss from operations before income taxes	(9,075)	(3,672)	(23,900)	(17,474)

Income tax provision	278	(281)	747	(272)

Net loss from continuing operations, net of taxes	(9,353)	(3,391)	(24,647)	(17,202)
Loss from operations of discontinued component	-	773	-	(1,502)

Net (loss)	$(9,353)	$(2,618)	$(24,647)	$(18,704)

Other comprehensive income / (loss):
Foreign currency translation adjustment	$45	$304	$147	$67

Comprehensive loss:	$(9,308)	$(2,314)	$(24,500)	$(18,637)

Basic and diluted net loss per common share	$(0.22)	$(0.08)	$(0.63)	$(0.68)
Continuing operations	$(0.22)	$(0.10)	$(0.63)	$(0.63)
Discontinued operations	$-	$0.02	$-	$(0.05)
Net loss	$(0.22)	$(0.08)	$(0.63)	$(0.68)
Weighted average common shares outstanding, basic and diluted	43,219	33,266	38,967	27,478

DIGITAL TURBINE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	(unaudited)
	March 31,	March 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$7,069	$21,805
Restricted cash	200	200
Accounts receivable, net of allowances of $698 and $0, respectively	12,174	5,102
Deposits	109	24
Prepaid expenses and other current assets	640	350
Total current assets	20,192	27,481
Property and equipment, net	614	465
Deferred tax assets	82	3,238
Intangible assets, net	24,936	9,074
Goodwill	76,747	4,837
TOTAL ASSETS	$122,571	$45,095
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,118	$2,943
Accrued license fees and revenue share	6,833	3,395
Accrued compensation	2,184	1,681
Current portion of long term debt	3,600	-
Deferred tax liabilities	217	2,987
Other current liabilities	3,000	900
Total current liabilities	23,952	11,906
Long term debt, net of discounts of $910 and $0, respectively	7,090	-
Long term contingent liability, less discount of $0 and $762, respectively	-	238
Total liabilities	$31,042	$12,144
Stockholders' equity
Preferred stock
Series A convertible preferred stock at $0.0001 par value; 2,000,000 shares authorized, 100,000 issued and outstanding (liquidation preference of $1,000)	100	100
Common stock, $0.0001 par value: 200,000,000 shares authorized; 57,917,565 issued and 57,162,967 outstanding at March 31, 2015; 38,143,028 issued and 37,388,429 outstanding at March 31, 2014;	7	7
Additional paid-in capital	276,500	193,422
Treasury stock (754,599 shares at March 31, 2015 and March 31, 2014)	(71)	(71)
Accumulated other comprehensive loss	(52)	(199)
Accumulated deficit	(184,955)	(160,308)
Total stockholders' equity	91,529	32,951
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$122,571	$45,095

DIGITAL TURBINE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands and unaudited)

	(unaudited)
	Year Ended	Year Ended
	March 31,	March 31,
	2015	2014
Cash flows from operating activities
Net (loss)	$(24,647)	$(18,704)
Adjustments to reconcile net loss to net cash used in operating activities:

Loss on disposal of discontinued operations, net of taxes	-	820
Depreciation and amortization	2,108	1,856
Change in allowance for doubtful accounts	698	-
Amortization of debt discount	34	187
Interest and PIK interest accrued	77	109
Finance costs	-	1,173
Fair value of financing costs related to conversion options	-	470
Stock and stock option compensation	5,850	1,938
Stock issued for services	490	2,755
Warrants issued for services	-	406
Stock issued as settlement of debt with a supplier	-	24
Settlement of debt with a supplier	-	51
Revaluation of contingent liability	-	(603)
Impairment of intangibles	-	154
Increase in fair value of derivative liabilities	-	811
Increase in restricted cash	-	(200)
(Increase) / decrease in assets, net of effect of disposal of subsidiary:
Accounts receivable	(406)	(734)
Deposits	(63)	523
Deferred tax assets	3,156	-
Prepaid expenses and other current assets	(142)	(2,566)
Increase / (decrease) in liabilities, net of effect of disposal of subsidiary:
Accounts payable	(379)	(893)
Accrued license fees and revenue share	2,988	737
Accrued compensation	325	650
Other liabilities and other items	(4,589)	3,229
Net cash used in operating activities	(14,500)	(7,807)

DIGITAL TURBINE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands and unaudited)

	Year Ended	Year Ended
	March 31,	March 31,
	2015	2014
Cash flows from investing activities
Purchase and disposal of property and equipment, net	(67)	(207)
Settlement of contingent liability	(49)	-
Cash used in acquisition of assets	(2,125)	-
Cash used in acquisition of subsidiary	-	(1,287)
Cash acquired with acquisition of subsidiary	1,363	513
Net cash used in investing activities	(878)	(981)

Cash flows from financing activities
Repayment of debt obligations	-	(3,657)
Issuance of shares for cash	-	33,297
Options exercised	136	-
Warrant exercised	375	-
Net cash provided by financing activities	511	29,640

Effect of exchange rate changes on cash and cash equivalents	131	(196)

Net change in cash and cash equivalents	(14,736)	20,656

Cash and cash equivalents, beginning of period	21,805	1,149

Cash and cash equivalents, end of period	$7,069	$21,805

Supplemental disclosure of cash flow information:

Taxes paid	$2	$74

Noncash investing and financing activities:

Supplemental disclosure of non-cash investing and financing activities:

Contingency earn out on acquisition of subsidiary, net of discount	$-	$238
Common stock of the Company issued for acquisition of subsidiary	$75,035	$4,449
Cashless exercise of options to purchase common stock of the Company	$-	$854
Cashless exercise of warrants to purchase common stock of the Company	$-	$5,914

DIGITAL TURBINE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP and NON-GAAP FINANCIAL MEASURES

(In thousands and unaudited)

GROSS MARGIN TO NON-GAAP GROSS MARGIN

	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Revenue	$10,230	$6,053	$28,252	$24,404
Gross profit	$932	$1,863	$6,132	$7,846
Gross margin percentage	9.1%	30.8%	21.7%	32.2%
Add back: Amortization of intangibles	$908	$455	$2,010	$1,769
Non-GAAP gross profit	$1,840	$2,318	$8,142	$9,615
Non-GAAP gross margin percentage	18.0%	38.3%	28.8%	39.4%

NET LOSS TO ADJUSTED EBITDA

	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Net Loss	$(9,353)	$(2,618)	$(24,647)	$(18,704)
Add back items:
Stock compensation	2,995	1,166	6,340	5,630
Acquisition costs - Corporate (APPIA)	456	—	1,709	—
Acquisition costs - DT USA (XYO)	13	—	213	—
Amortization of intangibles	908	455	2,010	1,769
Depreciation expense	29	13	98	87
Impairment of intangibles	—	154	—	154
Discontinued operations	—	(774)	—	1,502
Gain / loss on settlement of debt	—	—	9	(74)
Interest (income) / expense	112	—	234	1,407
Other (income) / expense	(59)	(215)	(46)	650
Gain / loss on disposal of fixed assets	—	—	(2)	—
Transaction (gain) / loss	—	—	(32)	(33)
Tax expense	278	(281)	747	(272)
Adjusted EBITDA	$(4,621)	$(2,100)	$(13,367)	$(7,884)

Note: The Gross Margin to Non-GAAP Gross Margin financial table set forth above updates and replaces the original financial table which was provided as part of the June 11, 2015 earnings press release. The table is updated to reflect the accurate amount of intangible amortization, including the amortization related to the Appia transaction, in cost of goods sold in Q4FY15 and also reflects an update to compare against prior quarter, Q3FY15.